Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into January 20, 2009, by and between Capella Education Company, a Minnesota corporation (the “Company”), and J. Kevin Gilligan (“Executive”).

BACKGROUND

A. Executive desires to be employed by the Company, and the Company wishes to hire Executive upon the terms and conditions set forth in this Agreement.

B. During employment with the Company Executive will have access to confidential, proprietary and trade secret information of the Company. It is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

C. Executive understands that Executive’s employment and receipt of the compensation and benefits provided for in this Agreement depends on, among other things, Executive’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation, assignment of inventions and other covenants contained in Exhibit A attached to this Agreement (the “Confidentiality Agreement”). Executive and the Company acknowledge that Executive was provided a copy of this Agreement and Exhibit A before Executive accepted employment with the Company.

D. The parties acknowledge that nothing in this Agreement limits either party’s right to terminate Executive’s employment at any time and for any reason.

In consideration of Executive’s employment with the Company, the compensation and benefits payable in connection with such employment, and the foregoing premises and other good and valuable consideration provided for in this Agreement, the receipt and adequacy of which are hereby acknowledged, Executive and the Company agree as follows:

AGREEMENT

1. EMPLOYMENT. Commencing no later than March 5, 2009, or such other date mutually agreed upon by the parties (the “Effective Date”), the Company will employ Executive, and Executive will accept such employment and perform services for the Company, under the terms and conditions set forth in this Agreement. Executive’s employment under the terms and conditions set forth in this Agreement will continue until terminated in accordance with Section 5 below. In addition, as of the Effective Date, Executive shall be appointed to the Board and, in connection with the Company’s 2009 annual meeting of shareholders, Executive shall be included in the slate of directors recommended by the Board.

2. EMPLOYMENT AS CHIEF EXECUTIVE OFFICER. While Executive is employed by the Company during the Term, Executive shall serve as the Company’s Chief Executive Officer. Executive shall report to the Board and shall perform such duties and responsibilities as the Board may assign to Executive from time to time consistent with such position.

3. PERFORMANCE OF DUTIES AND RESPONSIBILITIES. Executive shall serve the Company faithfully and to the best of Executive’s ability, devoting Executive’s full working time, attention, and efforts to the business of the Company. Executive shall follow and comply with applicable policies and procedures adopted by the Board or the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, confidentiality and protection of trade secrets, and insider trading. Executive shall not engage in any other employment or other material business activity, except as approved in writing by the Board. It will not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities to the Company. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling the duties and responsibilities as set forth in or contemplated by this Agreement.

4. COMPENSATION. While Executive is employed by the Company during the Term, Executive will be provided with the following compensation and benefits:

(a) Annual Base Salary. The Company will pay to Executive for services provided hereunder an Annual Base Salary at a rate determined from time to time by the Board, which Annual Base Salary will be paid in accordance with the Company’s normal payroll policies and procedures. Upon commencement of Executive’s employment hereunder, Executive’s Annual Base Salary will be $575,000.00. The Board (or authorized committee of the Board) will review Executive’s performance and compensation on an annual basis and determine any adjustments to Executive’s Annual Base Salary in its sole discretion.

(b) Incentive Compensation. Executive will be eligible to participate in the Company’s Annual Incentive Plan as approved by the Board, in accordance with the terms and conditions of such plan as may be in effect from time to time. For the Company’s fiscal year 2009, Executive’s target incentive award under the Company’s Annual Incentive Plan will be 100% of Executive’s Annual Base Salary, with a minimum award of 0% and a maximum award of 200% of Annual Base Salary. Any Annual Incentive Plan award earned by Executive for a fiscal year shall be paid at the same time the Company pays incentive awards for other executive officers, but in no event no later than 2 1/2 months after the end of the fiscal year.

(c) Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company, such as medical, dental, retirement and vacation time, to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

(d) Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of duties and responsibilities to the Company during the Term. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement.

(e) Equity. From time to time the Board in its sole discretion may grant to Executive stock options, restricted stock or other equity-based awards, on such terms and conditions as the Board may provide, subject to applicable plans and agreements to be entered into relating to such equity-based awards. Provided Executive remains actively employed by the Company as of the date the Company awards equity compensation to other executive officers for fiscal year 2009, and subject to the terms and conditions of the Equity Inventive Plan and standard equity award agreement(s) to be entered into by and between the Company and Executive, the Company will grant Executive equity-based awards in the form of stock options, restricted stock or a combination thereof with an aggregate value of at least $1,000,000.00 (the “2009 Equity Grant”). The exercise price of any stock options and the value of any restricted stock granted in connection with the 2009 Equity Grant shall be the Fair Market Value (as defined in the Equity Incentive Plan) of the Company’s common stock as of the date of grant. The value of any stock option in connection with the 2009 Equity Grant will be based on the Black-Scholes value calculation method.

(f) Initial Equity. The Company shall grant to Executive 6,000 shares of restricted stock, subject to a two-year ratable vesting period and the terms and conditions of the Equity Incentive Plan and standard equity award agreement(s) to be entered into by and between the Company and Executive. If Executive commences employment on or before February 24, 2009, then the grant date for such 6,000 shares of restricted stock will be February 24, 2009; if Executive commences employment between February 25, 2009 and March 5, 2009, then the grant date will be date on which Executive commences employment.

5. TERMINATION OF EMPLOYMENT. Executive’s employment hereunder is at will. The Company may terminate Executive’s employment with or without cause at any time, and Executive may resign at any time, with or without advance notice, subject to the rights and obligations of the parties under this Agreement. Executive’s employment with the Company under this Agreement will terminate upon:

(a) The Company providing written notice to Executive of the termination of his employment, effective as of the date stated in such notice;

(b) The Company’s receipt of Executive’s written resignation from the Company, effective as of the date indicated in such resignation or at such earlier date as the Board in its sole discretion shall determine; or

(c) Executive’s death or Disability.

6. SEVERANCE BENEFITS UNDER THE SENIOR EXECUTIVE SEVERANCE PLAN. During Executive’s employment hereunder, Executive shall participate in and be eligible for severance pay and benefits on the conditions and to the extent provided under the Company’s Senior Executive Severance Plan, subject to the following modifications. Notwithstanding the terms of the Senior Executive Severance Plan, Executive shall become a participant in the Senior Executive Severance Plan on the Effective Date. Further, if Executive is otherwise eligible for and has met all terms and conditions for receipt of benefits under the Senior Executive Severance Plan, the severance payable to Executive under the Senior Executive Severance Plan upon involuntary termination of Executive’s employment without Cause, as defined in the Senior Executive Severance Plan, shall be not less than an amount equal to three times Executive’s Annual Base Salary in effect immediately prior to the date of termination of Executive’s employment. The timing and form of any benefits payable to Executive upon termination of employment shall be in accordance with the terms and conditions set forth in the Senior Executive Severance Plan, except that payments will be made over a 24-month period. In addition, if the cash severance benefits payable to Executive in the first six months following a qualifying severance event is limited under the terms of the Senior Executive Severance Plan, any amounts that could not be paid in the first six months under the terms of the Senior Executive Severance Plan will be paid to Executive in a lump sum (without interest) in the seventh month following the qualifying severance event.

7. OTHER TERMINATION. If Executive’s termination of employment occurs for any reason for which Executive is not eligible for severance benefits under the terms and conditions of the Senior Executive Severance Plan (for example upon termination for cause or in the case of Executive’s death or Disability), then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, only such compensation that has been earned but not paid to Executive as of the date of termination, payable pursuant to the Company’s normal payroll practices and procedures, and Executive shall not be entitled to any additional compensation or benefits provided under this Agreement.

8. VENTURES. If, during Executive’s employment with the Company, Executive participates in the planning or implementing of any project, program, or venture involving the Company, all rights in such project, program, or venture belong to the Company. Except as approved in writing by the Board, Executive will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith. Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

9. CONFIDENTIALITY AND RESTRICTIVE COVENANTS. At the same time as Executive signs this Agreement, Executive will sign the Confidentiality Agreement, in consideration of Executive’s employment hereunder and the payments and benefits provided to Executive pursuant to this Agreement and other good and valuable consideration.

10. OTHER POST-TERMINATION OBLIGATIONS.

(a) Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, cell phones and other electronic equipment belonging to the Company.

(c) Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity.

(d) Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 10(d) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

11. DEFINITIONS. The capitalized terms used in this Agreement have the following meanings:

(a) “Annual Base Salary” means Executive’s annualized base salary as established and adjusted in accordance with this Agreement from time to time.

(b) “Board” means the Board of Directors of the Company, including any authorized committee of the Board.

(c) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code will include a reference to such provision as it may be amended from time to time and to any successor provision.

(d) “Company” means the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which assumes or agrees to perform this Agreement by operation of law, assignment or otherwise.

(e) “Disability” has the meaning set forth in any policy of long term disability insurance maintained by the Company for the benefit of Executive, as determined by the insurer of such plan, or, if no such policy is maintained, “Disability” means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred twenty (120) days or more during any one hundred eight (180) day period. A period of inability is “uninterrupted” unless and until Executive returns to full time work for a continuous period of at least thirty (30) days.

(f) “Equity Incentive Plan” means the Company’s 2005 Stock Incentive Plan (As Originally Effective May 5, 2005, and as Amended August 2, 2006 and December 14, 2006), as may be amended and in effect from time to time, or any similar successor plan to the Equity Incentive Plan.

(g) “Senior Executive Severance Plan” means the Company’s Senior Executive Severance Plan (As Originally Effective September 11, 2006, and as Amended December 13, 2007 and August 14, 2008), as may be amended and in effect from time to time, or any similar successor plan to the Senior Executive Severance Plan.

12. MISCELLANEOUS.

(a) Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) that is or becomes an affiliate under common control with the Company. Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement.

(b) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation. Executive will be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder.

(c) Section 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of sections 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(d) Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(e) Dispute Resolution; Jurisdiction and Venue. In the event of any dispute arising out of or relating to this Agreement, Executive’s employment with the Company or the termination of such employment (except for any dispute arising under the Confidentiality Agreement or the Senior Executive Severance Plan, which shall in each case be governed by their respective terms) (a “Dispute”), the parties shall first endeavor to resolve any Dispute by informal discussion and negotiation. If such informal discussion and negotiation fails to resolve the Dispute within forty-five (45) days after written notice of such Dispute is first given by one party to the other, then either party may proceed to bring a claim in court with respect to such Dispute as provided herein. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought exclusively in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction and inconvenient forum. Venue, for the purpose of any suit brought in Minnesota state court, will be in Hennepin County, State of Minnesota.

(f) Waiver of Jury Trial. To the maximum extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

(g) Notice. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by reliable overnight courier or mailed by United States registered mail (or its equivalent for overseas delivery), return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

Capella Education Company

Attn: General Counsel

225 South Sixth Street, 9th Floor

Minneapolis, MN 55402;

If to Executive, to Executive’s most recent address on file with the Company;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(h) Modifications; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i) Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understandings and agreements between the Company and Executive with regard to the subject matter hereof, including payments and benefits upon a termination of Executive’s employment or other separation from service with the Company. This Agreement supersedes and renders null and void all prior agreements, offer letters, plans, programs or other undertakings between the parties with regard to the subject matter hereof (other than those specifically referenced herein), whether written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CAPELLA EDUCATION COMPANY

By:	/s/ Stephen G. Shank
Stephen G. Shank, Chairman

/s/ J. Kevin Gilligan
J. Kevin Gilligan